Exhibit 10.11

CONFIDENTIAL TREATMENT REQUESTED

Certain portions of this document have been omitted pursuant to a request for Confidential Treatment and, where applicable, have been marked with “[***]” to indicate where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

LOAN AGREEMENT

between

CITY UB SOLAR, LLC,

a Delaware limited liability company

(Borrower);

and

UNION BANK, N.A.,

a national bank association

(as Lender)

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

ARTICLE 1 DEFINITIONS		2
1.1	Definitions	2
1.2	Rules of Interpretation	15

ARTICLE 2 THE CREDIT FACILITY		17
2.1	Term Loan	17
2.2	[***]	19
2.3	Other Payment Terms	19
2.4	Change of Circumstances	22
2.5	[Intentionally Omitted]	22
2.6	Alternate Office; Minimization of Costs	23
2.7	Security	23
2.8	Release of Collateral due to Customer Buy-Out	23

ARTICLE 3 CONDITIONS PRECEDENT		24
3.1	Conditions Precedent to the Closing Date	24

ARTICLE 4 REPRESENTATIONS AND WARRANTIES		26
4.1	Representations and Warranties	26

ARTICLE 5 AFFIRMATIVE COVENANTS OF BORROWER		31
5.1	Use of Proceeds	31
5.2	Insurance	31
5.3	Notices	31
5.4	Financial Statements	32
5.5	Reports	33
5.6	Existence, Conduct of Business	33
5.7	Books, Records, Access	33
5.8	Preservation of Rights; Further Assurances	34
5.9	Taxes and Other Government Charges	34
5.10	Compliance With Laws, Instruments, Etc.	34
5.11	Permits	34
5.12	Indemnification	35
5.13	Accounts	36
5.14	Compliance with Anti Terrorism Laws	36
5.15	Separateness Provisions	37

i

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

5.16	Backup Servicer	37
5.17	Interest Rate Cap	37
5.18	[***]	37
5.19	[***]	37

ARTICLE 6 NEGATIVE COVENANTS OF BORROWER		37
6.1	Contingent Liabilities	37
6.2	Limitations on Liens	37
6.3	Indebtedness	38
6.4	Sale or Lease of Assets	38
6.5	Changes	38
6.6	Distributions	38
6.7	Investments	38
6.8	Regulations	38
6.9	Revenues	38
6.10	Dissolution	38
6.11	Amendments	38
6.12	Name and Location; Fiscal Year	38
6.13	Assignment	39
6.14	Transfer of Interest	39
6.15	Transfer of Customer Agreements	39

ARTICLE 7 EVENTS OF DEFAULT; REMEDIES		39
7.1	Borrower Events of Default	39
7.2	Remedies	40

ARTICLE 8 MISCELLANEOUS		41
8.1	Addresses	41
8.2	Additional Security; Right to Set-Off	42
8.3	Delay and Waiver	42
8.4	Costs, Expenses and Attorneys’ Fees	43
8.5	Entire Agreement	43
8.6	Governing Law	43
8.7	Severability	43
8.8	Headings	44

ii

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

8.9	Accounting Terms	44
8.10	Additional Financing	44
8.11	No Partnership, Etc.	44
8.12	Limitation on Liability	44
8.13	Waiver of Jury Trial	44
8.14	Consent to Jurisdiction	45
8.15	Usury	45
8.16	Successors and Assigns	45
8.17	Patriot Act Compliance	46
8.18	Counterparts	46

SCHEDULES

Schedule 1	Amortization Schedule
Schedule 2	Lender Account Information and Lending Office
Schedule 3	Financial Model
Schedule 3.1(n)	Existing Bank Accounts
Schedule 4.1(n)	Litigation
Schedule 5.15	Separateness Provisions

EXHIBITS

Exhibit A	Form of Guarantee, Pledge and Security Agreement
Exhibit B	Form of Note
Exhibit C	Form of Closing Certificate
Exhibit D	Form of Withholding Certificate
Exhibit E	Form of Portfolio Report

iii

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

LOAN AGREEMENT

This LOAN AGREEMENT, dated as of February 8, 2013 (this “Agreement”), is made by and among CITY UB SOLAR, LLC, a Delaware limited liability company (“Borrower”) and UNION BANK, N.A., a national banking association (the “Lender”).

WHEREAS, Borrower is an indirect wholly owned subsidiary of SolarCity Corporation, a Delaware Corporation (“SolarCity”)

WHEREAS, SolarCity, indirectly holds an equity interest in [***] the “Owners”);

WHEREAS, a certain tax equity investor (the “Investor”) indirectly holds [***] the “Master Tenants”), respectively;

WHEREAS, each Owner directly owns a portfolio of PV Systems;

WHEREAS, Borrower was formed to acquire the Investor’s ownership interest in the Master Tenants [***];

WHEREAS, on or about the date hereof, Borrower has paid to the Investor the purchase price due under the Sale Documents (as defined herein) in respect of the Investor’s interests in the Master Tenants [***];

WHEREAS, Borrower has requested that the Lender make a term loan and other financial accommodations to Borrower in an aggregate amount of up to $10,000,000.00 (the “Commitment”) on the terms, and subject to the conditions, set forth herein, in order to reimburse Borrower for such purchase price paid to the Investor under the Sale Documents;

WHEREAS, immediately following the acquisition by Borrower of the Master Tenants pursuant to the Sale Documents and funding of the term loan by Lender, (i) [***] and (ii) Borrower shall cause [***] (the “Guarantors”) to execute a Guarantee, Pledge and Security Agreement for the benefit of the Lender in the form attached hereto as Exhibit A, pursuant to which each Guarantor will jointly and severally guarantee the obligations of Borrower under this Agreement and pledge a security interest in all of its assets for the benefit of the Lender;

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

WHEREAS, the Lender have agreed to make such loan and other financial accommodations to the Borrower on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

AGREEMENT

In consideration of the agreements herein and in the other Financing Documents and in reliance upon the representations and warranties set forth herein and therein, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. Except as otherwise expressly provided, capitalized terms used in this Agreement and its exhibits and schedules shall have the meanings set forth below.

“Accession Agreement” means the agreement by which Borrower becomes a beneficiary to the Master Back-up Services Agreement.

“Accounts” shall mean the Master Revenue Account and the Owner Accounts.

“Affiliate” of a specified Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified or who holds or beneficially owns 50% or more of the equity interest in the Person specified or 50% or more of any class of voting securities of the Person specified. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of partnership interests or voting securities, by contract or otherwise.

“Amortization Schedule” means, with respect to the Term Loan, the schedule of required payments of principal due and payable on each Scheduled Payment Date, as set forth in Schedule 1 attached hereto.

“Anti-Terrorism Laws” means any federal laws of the United States of America relating to terrorism or money laundering, including Executive Order 13224; the Patriot Act and the regulations administered by OFAC.

“Applicable Permit” means any Permit, including any zoning, environmental protection, pollution, sanitation, FERC, any State public utility commission, safety, siting or building Permit that is material or necessary at any given time in light of the operation of any Project to operate, maintain, repair, own or use any such Project as contemplated by the Operative Documents, to sell electricity or renewable energy credits, “green tags” or other like environmental credits or benefits therefrom, to enter into any Operative Document or to consummate any transaction contemplated thereby.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Applicable Interest Rate” means for a given Interest Period the per annum rate equal to the lower of (i) the sum of LIBOR plus 3.25% and (ii) from and after the execution and delivery of the Interest Rate Cap, such percentage rate as set forth therein.

“Arches” SolarCity Arches Holdings, LLC, a Delaware limited liability company that is wholly-owned by Member.

“Asset Management Agreement” means that certain Asset Management Agreement, dated as of the Closing Date, by and between the Borrower and SolarCity, as provider.

“Assumptions” means with respect to the Term Loan, over the term of the Loan: (i) the Debt Service Coverage Ratio will be [***], (ii) production will be based on (A) P50 Insolation, (B) a degradation factor of 0.5%, (iii) the maintenance and services expenses of the Borrower will be $[***] per year per DC megawatt of installed nameplate capacity, prorated for any capacity not available for a full year, and escalating annually in an amount equal to [***]% of the fee paid for the preceding year, as set forth in the Maintenance and Services Agreement, (iv) the administrative expenses of the Borrower will be $[***] per year per DC megawatt of installed nameplate capacity, prorated for any capacity not available for a full year, and escalating annually in an amount equal to [***]% of the fee paid for the preceding year, as set forth in the Asset Management Agreement, (v) the back-up service provider fees of $[***] per year, as set forth in the Accession Agreement, and (vi) the insurance expenses of the Borrower.

“Bankruptcy Event” shall be deemed to occur with respect to any Person if (a) such Person shall institute a voluntary case seeking liquidation or reorganization under the Bankruptcy Law or shall consent to the institution of an involuntary case thereunder against it; (b) such Person shall file a petition, answer or consent or shall otherwise institute any similar proceeding under any other applicable federal, State or other applicable law, or shall consent thereto; (c) such Person shall apply for, or by consent there shall be an appointment of, a receiver, liquidator, sequestrator, trustee or other officer with similar powers for itself or any substantial part of its assets; (d) such Person shall make an assignment for the benefit of creditors; (e) such Person shall admit in writing its inability to pay its debts generally as they become due; (f) if an involuntary case shall be commenced seeking the liquidation or reorganization of such Person under the Bankruptcy Law or any similar proceeding shall be commenced against such Person under any other applicable federal, State or other applicable law and (i) the petition commencing the involuntary case is not timely controverted; (ii) the petition commencing the involuntary case is not dismissed within sixty (60) days of its filing; (iii) an interim trustee is appointed to take possession of all or a portion of the property, and/or to operate all or any part of the business of such Person and such appointment is not vacated within sixty (60) days; or (iv) an order for relief shall have been issued or entered therein; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers of such Person or of all or a part of its property, shall have been entered; or (h) any other similar relief shall be granted against such Person under any federal, State or other applicable law.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Bankruptcy Law” means Title 11, United States Code, and any other State or federal insolvency, reorganization, moratorium or similar law for the relief of debtors.

“Borrower” has the meaning set forth in the Preamble.

“Borrower Entities” means Borrower, each Managing Member, Master Tenant Corporation and each Owner.

“Borrower’s Knowledge” means the actual knowledge of any Responsible Officer of any Borrower Entity of (x) a fact, condition or circumstance or (y) a fact, condition or circumstance which would cause a reasonably prudent person to conduct further inquiry.

“Borrowing” means the borrowing of the Term Loan pursuant to this Agreement.

“Borrowing Notice” has the meaning set forth in Section 2.1(f).

“Business Day” means any day other than a Saturday, Sunday or other day on which banks are authorized to be closed in California.

“Capital Adequacy Requirement” has the meaning given in Section 2.4(b) of this Agreement.

“Change in Control” has the meaning given in Section 7.1(g) of this Agreement.

“Change of Law” means, after the Closing Date, the (i) occurrence of any adoption of any Governmental Rule, any change in any Governmental Rule or the application or requirements thereof (whether such change occurs in accordance with the terms of such Governmental Rule as enacted, as a result of amendment, or otherwise), any change in the interpretation or administration of any Governmental Rule by any Governmental Authority, or (ii) compliance by the Lender or Borrower with any request or directive (whether or not having the force of law) of any Governmental Authority, that, in each such case, makes it unlawful or impossible for the Lender to make or maintain the Term Loan.

“Claims” has the meaning given in Section 5.12(a)(i) of this Agreement.

“Closing Certificate” means a closing certificate, in the form of Exhibit C to this Agreement.

“Closing Date” means the date when each of the conditions precedent listed in Section 3.1 of this Agreement has been satisfied (or waived in writing by the Lender).

“Code” means the Internal Revenue Code of 1986, as amended.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Collateral” means, with respect to a Security Document, all property which is subject or is or is intended or required to become subject to the security interests or Liens granted by such Security Document.

“Collateral Agency and Depositary Agreement” has the meaning given in Section 2.7(c) of this Agreement.

“Commitment” has the meaning set forth in the Recitals.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code.

“Customer Agreement” means either (i) a power purchase agreement, between a Host Customer and a Owner, whereby such Owner sells such Host Customer electricity generated by the affiliated PV System or (ii) a lease, between a Host Customer a Owner, whereby the such Owner leases the affiliated PV System to such Host Customer.

“Customer Buyout” means a Host Customer’s exercise of its purchase option at a given termination value in accordance with its Customer Agreement.

“Customer Payments” means all payments made by the Host Customers to the applicable Owner pursuant to the Customer Agreements.

“Customer Prepay” means a Host Customer’s exercise of its right under its Customer Agreement to prepay all of its obligations for the remainder of the term set forth therein.

“Debt” of any Person at any date means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, Note or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person under leases which are or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable, (e) all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or property), (f) all deferred obligations of such Person to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit or other instrument, (g) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person and (h) all Debt of others guaranteed directly or indirectly by such person or as to which such Person has an obligation substantially the economic equivalent of a guarantee.

“Debt Service Coverage Ratio” means, with respect to any Twelve Month Period, the ratio of: (a) Revenues of all Owners, less Operating Expenses to (b) the aggregate outstanding interest and scheduled principal due and payable under the Term Loan during such Twelve Month Period, through and including the Scheduled Payment Date immediately preceding the delivery of such Portfolio Report.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Default” means any occurrence, circumstance or event, or any combination thereof, which, with the lapse of time, the giving of notice or both, would constitute an Event of Default.

“Default Rate” means, with respect to the Term Loan and all other Obligations under the Financing Documents, Applicable Interest Rate plus 2% per annum.

“Depository” means Corporate Trust Services of Union Bank, N.A.

“Dollars” and “$” means United States dollars or such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States of America.

“Environmental Claim” means any and all obligations, liabilities, losses, administrative, regulatory or judicial actions, suits, demands, decrees, claims, liens, judgments, warning notices, notices of noncompliance or violation, investigations, proceedings, removal or remedial actions or orders, or damages (foreseeable and unforeseeable, including consequential and punitive damages), penalties, fees, out-of-pocket costs, expenses, disbursements, attorneys’ or consultants’ fees, relating in any way to any Hazardous Substances Law or any Permit issued under any such Hazardous Substances Law (hereafter “Hazard Claims”), including (a) any and all Hazard Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Hazardous Substances Law, and (b) any and all Hazard Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to health, safety or the environment.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, Commitment, preemptive rights or agreements of any kind (including any members’ or voting agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class, or partnership, membership or other ownership interests of any type in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Plan” means any employee benefit plan (a) maintained by Borrower or any member of the Controlled Group, or to which any of them contributes or is obligated to contribute, for its employees and (b) covered by Title IV of ERISA or to which Section 412 of the Code applies.

“Event of Default” has the meanings given in Section 7.1 of this Agreement.

“Existing Bank Account” means each of the Master Tenants’ accounts identified on Schedule 3.1(n) of this Agreement.

“FDIC” means the Federal Deposit Insurance Corporation and its successors.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“FERC” means the Federal Energy Regulatory Commission and its successors.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Financing Documents” means this Agreement, the Note, the Interest Rate Cap, the SolarCity Indemnity Agreement and the Security Documents, and any other documents, agreements or instruments entered into in connection with any of the foregoing.

“Financial Model” means a computer model agreed to by the Borrower and the Lender, showing the anticipated economic results and the Assumptions used to project the estimated cash flow available for the payment of principal and interest on the Term Loan, as set forth in more detail in the attached Schedule 3.

“GAAP” means (i) generally accepted accounting principles in the United States of America consistently applied and (ii) upon mutual agreement of the parties, internationally recognized generally accepted accounting principles, consistently applied.

“Guarantee, Pledge and Security Agreement” means the Guarantee, Pledge and Security Agreement to be executed by each of the Guarantors for the benefit of the Lender as of the date hereof in the form attached hereto as Exhibit A.

“Guarantors” has the meaning set forth in the Recitals.

“Governmental Authority” means any national, State or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity, (including any zoning authority, FERC, the relevant State commissions, the FDIC, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Governmental Rule” means any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement, directive, guideline, policy requirement or other governmental restriction or any similar form of decision of or determination by, or any interpretation or administration of any of the foregoing having the force of law by, any Governmental Authority, whether now or hereafter in effect.

“Hazardous Substances” means any hazardous or toxic substance or waste, pollutant or contaminant which is regulated by Hazardous Substances Law including, but not limited to, petroleum products, asbestos, polychlorinated byphenols and radioactive materials.

“Hazardous Substances Law” means any and all State and local statutes, laws, regulations, ordinances, judgments, orders, codes or injunctions which imposes liability for or standards of conduct concerning the generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Hazardous Substances including, but not limited to, the Federal Water Pollution Control Act (as amended) the Resource Conservation and Recovery Act of 1976 (as amended) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (as amended) the Toxic Substances Control Act (as amended) and the Occupational Safety and Health Act of 1970 (as amended) to the extent it relates to the handling of and exposure to hazardous or toxic materials or similar substances.

“Holdco” has the meaning given in Section 5.18 of this Agreement.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Host Customer” means the customer under a Customer Agreement in respect of a Project.

“Indemnitees” has the meaning given in Section 5.12 of this Agreement.

“Incentives” means any and all proceeds of any renewable energy or other credits, pollution allowances, offsets, subsidies, grants, utility rebates, or benefits or similar incentives to any of the foregoing, including but not limited to (i) renewable energy credits under any state renewable portfolio standard or federal renewable energy standard, pollution allowances, carbon credits and similar environmental allowances or credits and green tag or other reporting rights under Section 1605(b) of The Energy Policy Act of 1992 and any present or future federal, state, or local law, regulation or bill, and international or foreign emissions trading program, and (ii) any payment by a utility or state or local Governmental Authority as an inducement to a utility customer, solar company or installer to install or use solar equipment, including, without limitation, a payment in the form of a performance-based incentive.

“Interest Period” means each calendar month; provided that,

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall end on the next preceding Business Day;

(b) the initial Interest Period shall begin on the Closing Date; and

(c) no Interest Period shall extend beyond the Loan Maturity Date.

“Interest Rate Cap” means an interest rate cap agreement, to be entered into after the Closing Date, by and between the Borrower and Lender.

“Investor” has the meaning set forth in the Recitals.

“Legal Requirements” means, as to any Person, the articles of incorporation, bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation including any Governmental Rule, any requirement under a Permit, and any determination of any Governmental Authority in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

“Lender” has the meaning set forth in the Preamble.

“Lending Office” means the office in the United States of America designated as such beneath the name of the Lender set forth in Schedule 2 of this Agreement or such other office that Lender may specify in writing from time to time to the Borrower in accordance with this Agreement.

“LIBOR” means for any Interest Period with respect to the Term Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Lender from time to time) at approximately 11:00 a.m., London time, two (2) London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Lien” on any asset means any mortgage, deed of trust, lien, pledge, charge, security interest, restrictive covenant by Borrower, easement or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected or effective under applicable law, as well as the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan Agreement” or this “Agreement” has the meaning set forth in the Preamble.

“Loan Maturity Date” means January 31, 2015.

“Local Account” means the account in the name of the Borrower at Union Bank, N.A. No. [***].

“Maintenance Services Agreement” means that certain maintenance services agreement, dated as of the Closing Date, by and between the Borrower and SolarCity, as provider.

“Managing Member” means [***].

“Master Back-up Servicing Agreement” means that certain Master Back-Up Servicing Agreement, dated as of December 14, 2012, by and among SolarCity Corporation, in its individual capacity and as provider and [***], as back-up provider.

“Master Revenue Account” has the meaning ascribed to such term in the Collateral Agency and Depositary Agreement.

“Master Tenant” has the meaning set forth in the Recitals.

“Master Tenant I” means has the meaning set forth in the Recitals.

“Master Tenant II” has the meaning set forth in the Recitals.

“Master Tenant III” has the meaning set forth in the Recitals.

“[***]” [***].

“Material Adverse Effect” means, with respect to any Person, (a) any event or occurrence that has a material adverse effect on the business, results of operations or condition (financial or otherwise) of such Person; (b) any event or occurrence of whatever nature which would materially and adversely affect (i) the ability of such Person to perform its obligations under the Financing Documents, including the debt service payments with respect to the Term Loan (including, but not limited to, the payment of Fees, interest and principal due with respect to Projects) by the Loan Maturity Date, or (ii) with respect to the Financing Documents, the validity or priority of the Lender’s security interests in, and Liens on, the Collateral and the continued effectiveness and enforceability of the Security Documents.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Member” means SolarCity Fund Holdings, LLC, a Delaware limited liability company.

“Member Pledge” has the meaning given in Section 2.7(a)(i)(B) of this Agreement.

“Minimum Credit Requirements” means (i) in respect of any residential Host Customer, [***].

“Minimum Lower Credit Requirements” means [***].

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any ERISA Plan that is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which Borrower or any member of the Controlled Group is making, or has an obligation to make, contributions, or has made, or has been obligated to make, contributions since the date which is six (6) years immediately preceding the Closing Date.

“Note” has the meanings given in Section 2.1(e) of this Agreement.

“Obligations” means and includes, all loans, advances, debts and liabilities howsoever arising (and whether arising or incurred before or after any Bankruptcy Event), owed by the Borrower to Lender of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, pursuant to the terms of this Agreement or any of the other Financing Documents, including all principal, interest, amounts due under any letter of credit, indemnity or reimbursement obligations, fees, charges, expenses, attorneys’ fees and accountants fees chargeable to Borrower in connection with its dealings with Borrower and payable by Borrower under this Agreement or any of the other Financing Documents.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“OFAC Lists” has the meaning assigned to such term in Section 4.1(w) of this Agreement.

“OFAC Violation” has the meaning assigned to such term in Section 5.14(b) of this Agreement.

“Operating Expenses” means the sum of (i) the maintenance and services expenses set forth in the Maintenances Services Agreement, (ii) the administrative expenses set forth in the Asset Management Agreement, (iii) the back-up service provider fees set forth in the Accession Agreement, (iv) the insurance expenses, (v) the collateral agency fees set forth in the Collateral Agency and Depositary Agreement, and (vi) any other expenses specifically related to the servicing and maintenance of the Projects.

“Operative Documents” means the Financing Documents, the Sale Documents and the Project Documents.

“Organizational Documents” means, with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement and any other agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization.

“Other Sources” means any funds made available to Borrower by any other Person; provided that with respect to Borrower and Member, “Other Sources” shall include any funds provided by Member or Borrower that is not otherwise required to be made available or paid pursuant to its respective obligations under any Financing Document.

“Other Taxes” has the meaning given in Section 2.3(d)(i) of this Agreement.

“Owner” has the meaning set forth in the Recitals.

“Owner I” has the meaning set forth in the Recitals.

“Owner II” has the meaning set forth in the Recitals.

“Owner III” has the meaning set forth in the Recitals.

“Owner Accounts” has the meaning ascribed to such term in the Collateral Agency and Depositary Agreement.

“P50 Insolation” means, with respect to any given Project, the insolation estimate provided by SolarCity that has a 50% probability of being met or exceeded by the actual insolation experienced at the project site for any given years.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act).

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under Title IV of ERISA.

“Permit” means any action, approval, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from a Governmental Authority.

“Permitted Investments” means (a) direct obligations of the United States of America (including obligations issued or held in book-entry form on the books of the Department of the Treasury of the United States of America) or obligations the timely payment of the principal of and interest on which are fully guaranteed by the United States of America; (b) interest-bearing demand or time deposits (including certificates of deposit) which are either (i) insured by the Federal Deposit Insurance Corporation, or (ii) held in banks and savings and loan associations, having general obligations rated at least “AA” or equivalent by S&P and at least “Aa2” by Moody’s; (c) obligations of any State or any agency or instrumentality of any of the foregoing which are rated at least “AA” by S&P and at least “Aa2” by Moody’s; (d) commercial paper rated (on the date of acquisition thereof) at least A-1 or P-1 or equivalent by S&P and Moody’s, respectively (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating commercial paper), maturing not more than thirty (30) days from the date of creation thereof; or (e) any money market fund registered under the Federal Investment Company Act of 1940, whose shares are registered under the Federal Securities Act of 1933, and having a rating by money market funds rated at least “AA” by S&P or “Aa2” or better by Moody’s, as long as the portfolio of such money market fund is limited to obligations under sub-paragraph (a).

“Permitted Liens” means (i) Liens of materialmen, mechanics, workers, repairmen or employees arising in the ordinary course of business; (ii) Liens imposed by any Governmental Authority for Taxes not yet due or being contested in good faith and by appropriate proceedings and in respect of which appropriate reserves acceptable to the Lender have been established in accordance with GAAP; (iii) Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which appropriate reserves have been established in accordance with GAAP, bonds or other security have been provided or are fully covered by insurance, in each case, as acceptable to the Lender; (iv) the rights and interests of the Lender as provided in the Financing Documents; (v) the rights of Host Customers under Customer Agreements; and (vi) encumbrances consisting of zoning restrictions, licenses, restrictions on use of property or imperfections in title relating to a Project which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Borrower.

“Person” means any natural person, corporation, limited liability company, partnership, firm, association, Governmental Authority or any other entity whether acting in an individual, fiduciary or other capacity.

“Prepaid Project” shall a Project for which the applicable Host Customer has fully prepaid all its obligations under the respective Customer Agreement for the term set forth therein.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Project” means a PV System, the associated real property rights, rights under the applicable Customer Agreements and all other related rights to the extent applicable thereto including, without limitation, all Parts and manufacturers’ warranties and rights to access Host Customer data.

“Project Documents” means the Maintenance Services Agreement, the Asset Management Agreement, the Accession Agreement and any replacement services agreement thereof in accordance with the terms thereunder.

“Projected Debt Service Coverage Ratio” means, with respect to the delivery of any Portfolio Report, the projected ratio of: (a) Revenues of all Owners, less Operating Expenses for the Twelve Month Period beginning on the Scheduled Payment Date occurring in the month to which such Portfolio Report pertains to (b) the aggregate outstanding interest and scheduled principal due and payable under the Term Loan during such Twelve Month Period.

“Portfolio Report” means a report, substantially in the form of Exhibit E hereto, providing aggregate performance data of the Projects.

“PV System” means a photovoltaic system, including photovoltaic panels, racks, wiring and other electrical devices, conduit, weatherproof housings, hardware, one or more inverters, remote monitoring equipment, connectors, meters, disconnects and over current devices.

“Register” has the meaning given in Section 8.13 of this Agreement.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System of the United States of America and any successor thereto.

“Regulatory Change” means any change after the date of this Agreement in federal, State, local or foreign laws, regulations, Legal Requirements or requirements under Applicable Permits, or the adoption or making after such date of any interpretations, directives or requests of or under any federal, State, local or foreign laws, regulations, Legal Requirements or requirements under Applicable Permits (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof.

“[***]” [***].

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsection 13, 14, 16, 1, 19 or 20 or PBGC Reg. Section 2615.

“Reserve Requirement” means, with respect to the Lender, the maximum rate (expressed as a percentage) at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during the applicable interest period therefor under Regulation D by the Lender. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by the Lender by reason of any Regulatory Change against (i) any category of liabilities or extensions of credit or other assets which include the Term Loan or (ii) any category of liabilities or extensions of credit which are considered an irrevocable Commitment to lend, unless such loans are exempt from this foregoing list.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Responsible Officer” means, as to any Person, its president, chief executive officer, chief operating officer, chief financial officer, controller or treasurer, or any managing general partner or managing member of such Person that is a natural person (or any of the preceding with regard to any managing general partner or managing member of such Person that is not a natural person).

“Revenues” shall mean, in respect of any Owner for any period, the sum of the following amounts received by such Owner during such period: all income, revenue, proceeds and other amounts, including but not limited to, all Customer Payments, Incentives and insurance or condemnation proceeds, arising out of or in connection with the Projects.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale Documents” means the [***].

“Scheduled Payment Date” means any of the dates set forth in the Amortization Schedule on which a payment of principal on the Term Loan is due and payable.

“Security Agreement” has the meaning given in Section 2.7(a) of this Agreement.

“Security Documents” means the Collateral Agency and Depositary Agreement, the Member Pledge, the Security Agreement, the Guarantee, Pledge and Security Agreement and any other security documents, financing statements and other documentation filed or recorded in connection with the foregoing.

“Single Employer Plan” means any employee benefit plan which is covered by Title IV of ERISA but which is not a Multiemployer Plan.

“SolarCity” has the meaning set forth in the Recitals.

“SolarCity Indemnity Agreement” means the Indemnity Agreement, dated as of the date hereof, from SolarCity for the benefit of the Lender.

“State” means (a) any state of the United States of America or (b) the District of Columbia.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

“Taxes” has the meaning given in Section 2.3(d)(i) of this Agreement.

“Twelve Month Period” means, with respect to a given Scheduled Payment Date, any 12 month period ending on such Scheduled Payment Date; provided, however, if such 12 month period commenced before the Closing Date, than such period shall solely be the period from the Closing Date until such Scheduled Payment Date.

“Term Loan” has the meaning given in Section 2.1(a) of this Agreement.

“UCC” means the Uniform Commercial Code of the jurisdiction the law of which governs the document in which such term is used or which governs the creation or perfection of the Liens granted thereunder.

“[***]” [***].

1.2 Rules of Interpretation. Except as otherwise expressly provided, the rules of interpretation set forth below shall apply to this Agreement and the other Financing Documents.

(a) The singular includes the plural and the plural includes the singular. The definitions of terms apply equally to the singular and plural forms of the terms defined.

(b) A reference to a Governmental Rule includes any amendment or modification to such Governmental Rule, and all regulations, rulings and other Governmental Rules promulgated under such Governmental Rule.

(c) A reference to a Person includes its permitted successors and assigns.

(d) The words “include,” “includes” and “including” are not limiting.

(e) A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated. Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document. In the event of any conflict between the provisions of this Agreement (exclusive of the Exhibits, Schedules, Annexes and Appendices thereto) and any Exhibit, Schedule, Annex or Appendix thereto, the provisions of this Agreement shall control.

(f) References to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(g) The words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.

(h) References to “days” shall mean calendar days, unless the term “Business Days” shall be used. References to a time of day shall mean such time in California, unless otherwise specified.

(i) The Financing Documents are the result of negotiations between, and have been reviewed by Borrower, the Lender and their respective counsel. Accordingly, the Financing Documents shall be deemed to be the product of all parties thereto, and no ambiguity shall be construed in favor of or against Borrower or the Lender.

(j) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “will” and “shall” shall be construed to have the same meaning and effect.

(k) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

(l) Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer.

(m) Unless otherwise specified in this Agreement, whenever a payment is required to be made pursuant to this Agreement on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day. Whenever performance of a required action, other than a payment, is due under this Agreement on a day that is not a Business Day, such performance shall be made on the next succeeding Business Day.

(n) If, at any time after the Closing Date, Moody’s or S&P shall change its respective system of classifications, then any Moody’s or S&P “rating” referred to herein shall be considered to be at or above a specified level if it is at or above the new rating which most closely corresponds to the specified level under the old rating system.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

ARTICLE 2

THE CREDIT FACILITY

2.1 Term Loan.

(a) Term Loan. The Lender hereby agrees, on and subject to the terms and conditions of this Agreement, to make one term loan to the Borrower (the “Term Loan”) on the Closing Date in Dollars in a principal amount up to but not exceeding the Commitment.

(b) Interest Provisions Relating to Term Loan.

(i) Interest Rate. Borrower shall pay interest (including interest accruing after the commencement of an insolvency proceeding under applicable Bankruptcy Law) on the unpaid principal amount of the Term Loan from the Closing Date until the Loan Maturity Date at the Applicable Interest Rate.

(ii) Interest Payment Dates. Interest on the unpaid principal amount of the Term Loan shall be payable in arrears on the last day of each Interest Period as provided in Section 5.1(a) of the Collateral Agency and Depositary Agreement, upon any prepayment of the Term Loan as and to the extent provided in Section 5.4 of the Collateral Agency and Depositary Agreement and at maturity (whether by acceleration or otherwise); provided that interest payable pursuant to Section 2.3(c) shall be payable on demand.

(iii) Interest Computations. All computations of interest on the Term Loan hereunder shall include the first day but exclude the last day of the period for which such interest is payable and shall be based upon a year of 360 days.

(iv) Interest Account and Interest Computations. Borrower authorizes the Lender to record in an account or accounts maintained by the Lender on its books (A) the interest rates applicable to the Term Loan; (B) the date and amount of each principal and interest payment on the Term Loan; and (C) such other information as the Lender may determine is necessary for the computation of interest payable by Borrower hereunder consistent with the basis hereof. Borrower agrees that all computations by the Lender of interest shall be deemed prima facie to be correct unless refuted by Borrower. The Lender shall deliver to Borrower a statement detailing such computations of interest when it delivers the calculations described in such Section.

(c) Principal Payments of Term Loan.

(i) On each Scheduled Payment Date, Borrower shall repay a portion of the outstanding principal of the Term Loan in an amount equal to the amount set forth in the Amortization Schedule for such Scheduled Payment Date.

(ii) On each Scheduled Payment Date, Borrower shall apply amounts remaining in the Master Revenue Account to repay outstanding principal on the Term Loan in accordance with the terms of the Collateral Agency and Depositary Agreement.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(iii) Subject to Section 7.2(b), any remaining unpaid principal, interest, fees and costs payable hereunder or under any other Financing Documents shall be due and payable on the Loan Maturity Date.

(d) Promissory Note. If requested by the Lender, the obligation of Borrower to repay the Term Loan and to pay interest thereon at the rates provided herein shall be evidenced by a promissory note in the form of Exhibit B (the “Note”), payable to the order of the Lender.

(e) Term Loan Funding. No later than 12:00 p.m., Pacific time, on a date of the Borrowing confirmed by a final irrevocable notice of Borrower (“Borrowing Notice”), if the applicable conditions precedent listed in Section 3.1 have been satisfied or waived, the Lender shall make available the Commitment in Dollars in immediately available funds to an account maintained by the Borrower.

(f) Prepayments.

(i) Voluntary Prepayment of Term Loan. Borrower may, at its option, using funds from Other Sources, prepay outstanding amounts under the Term Loan in whole or in part, without premium or penalty (except as set forth in Section 2.5). Any optional prepayment hereunder shall be in a minimum aggregate amount of Fifty Thousand Dollars ($50,000) or such lesser amount as shall remain outstanding in the aggregate under the Term Loan. Borrower will give the Lender written notice of each optional prepayment in accordance with Section 4.2 of the Collateral Agency and Depositary Agreement prior to the date the proceeds of such prepayment are applied in accordance with clause (iii) below.

(ii) Mandatory Prepayments. With respect to a given Project, upon receipt by the Borrower of (A) proceeds from a Host Customer in connection with a Customer Buyout, (B) proceeds from a Host Customer in connection with a Customer Prepay, (C) insurance/condemnation proceeds due to a “casualty event,” or (D) a down payment from a Host Customer in connection with the Minimum Lower Credit Requirements, 100% of such proceeds shall be transferred to the applicable Owner Account within two (2) Business Days of receipt of such proceeds. Borrower will give the Lender written notice in accordance with Section 4.2 of the Collateral Agency and Depositary Agreement prior to the date the proceeds of such prepayment are applied in accordance with clause (iii) below.

(iii) The proceeds of any prepayment made pursuant to this Section 2.1(f) shall be allocated in accordance with Section 5.4 of the Collateral Agency and Depositary Agreement.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

2.2 [***]. [***].

2.3 Other Payment Terms.

(a) Place and Manner. Except as otherwise provided herein, Borrower shall make all payments due to the Lender hereunder at its account in the United States identified in Schedule 2 from time to time, in lawful money of the United States and in immediately available funds not later than 2:00 p.m., Pacific time, on the date on which such payment is due (subject to the provisions of this Agreement). Any payment made after such time on any day shall be deemed received on the next Business Day after such payment is received.

(b) Date. Unless otherwise specified in this Agreement, whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall instead be due on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

(c) Late Payments. If an Event of Default has occurred and is continuing hereunder, interest shall accrue at the Default Rate on the aggregate, outstanding principal balance of the Term Loan from the occurrence of an Event of Default hereunder until the earlier to occur of (i) the date all Obligations are paid in full or (ii) the date such Event of Default is remedied or waived by the Lender.

(d) Net of Taxes, Etc.

(i) Taxes. Any and all payments to or for the benefit of the Lender by Borrower hereunder or under any other Financing Document shall, so long as the Lender shall have complied with its obligations set forth in Section 2.3(f), be made free and clear of and without deduction, setoff or counterclaim of any kind whatsoever and in such amounts as may be necessary in order that all such payments, after deduction for or on account of any present or future taxes, levies, imposts, deductions, charges or withholdings imposed by the United States of America or any political subdivision thereof arising from or relating to the Commitment or Term Loan made under this Agreement, and all liabilities with respect thereto (excluding taxes based on or measured by the income or capital (including in this exclusion taxes imposed in lieu thereof, franchise taxes, minimum taxes and branch profits taxes) of the Lender by any jurisdiction or any political subdivision or taxing authority thereof or therein as a result of a connection between the Lender and such jurisdiction or political subdivision, other than a connection resulting solely from executing, delivering or performing its obligations or receiving a payment under, or enforcing, this Agreement or any) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”), shall be not less than the amounts otherwise specified to be paid under this Agreement and the other Financing Documents. If Borrower shall be required by law to withhold or deduct any Taxes imposed by the United States of America or any political subdivision thereof from or in respect of any sum payable hereunder or under any other Financing Document to the Lender, and, so long as the Lender shall have complied with its obligations set forth in Section 2.3(f), (A) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.3(d)), the Lender receives an amount equal to the sum it would have received had no such deductions been made; (B) Borrower shall make such deductions; and (C) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. If Borrower shall make any payment under this Section 2.3(d) to or for the benefit of the Lender with respect to Taxes and if the Lender shall claim any credit or deduction for such Taxes against any other taxes payable by the Lender to any taxing jurisdiction then the Lender shall pay to Borrower an amount equal to the amount by which such other taxes are actually reduced; provided that (i) the aggregate amount payable by the Lender pursuant to this sentence shall not exceed the aggregate amount previously paid by Borrower with respect to such Taxes and (ii) nothing in this paragraph shall be construed to require the Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person. In addition, Borrower agrees to pay any present or future stamp, recording or documentary taxes and any other excise or property taxes, charges or similar levies that arise under the laws of the United States of America or the State in which any Project or Borrower is located from any payment made hereunder or under any other Financing Document or from the execution or delivery or otherwise with respect to this Agreement or any other Financing Document (hereinafter referred to as “Other Taxes”).

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(ii) Indemnity. Borrower shall indemnify the Lender for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.3(d)) arising from the execution, delivery or performance of its obligations or from receiving a payment hereunder, or enforcing this Agreement or any Financing Document, paid by the Lender, or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; provided that Borrower shall not be obligated to indemnify the Lender for any penalties, interest or expenses relating to Taxes or Other Taxes arising from the Lender’s gross negligence or willful misconduct. The Lender agrees to give notice to Borrower of the assertion of any claim against the Lender relating to such Taxes or Other Taxes as promptly as is practicable; provided that the Lender’s failure to so notify Borrower of such assertion shall not relieve Borrower of its obligation under this Section 2.3(d), except to the extent that such indemnified amount is actually increased as a direct result of such failure. Payments by Borrower pursuant to this indemnification shall be made within thirty (30) days from the date the Lender makes written demand therefor, which demand shall be accompanied by a certificate describing in reasonable detail the basis and calculation thereof and certifying further that the method used to calculate such amount is fair and reasonable. The Lender agrees to (i) repay to Borrower any refund (including that portion of any interest that was included as part of such refund with respect to Taxes or Other Taxes paid by Borrower pursuant to this Section 2.3(d)) received by the Lender for Taxes or Other Taxes that were paid by Borrower pursuant to this Section 2.3(d); provided, however, that (A) Lender shall not be required to pay any amounts pursuant to this Section 2.3(d) at any time when an Event of Default exists; (B) the aggregate amount payable by the Lender pursuant to this sentence shall not exceed the aggregate amount previously paid by Borrower with respect to such Taxes and (C) nothing in this paragraph shall be construed to require the Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person and (ii) to contest, with the cooperation and at the expense of Borrower, any such Taxes or Other Taxes which the Lender or Borrower reasonably believes not to have been properly assessed.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(iii) Notice. Within thirty (30) days after the date of any payment of Taxes or Other Taxes by Borrower, Borrower shall furnish to the Lender, at its address referred to in Section 8.1, the original or a certified copy of a receipt evidencing payment thereof (or if such receipt is not available, any other proof of payment reasonably satisfactory to the Lender). The Lender shall promptly provide a copy of such receipt to the Lender. Borrower shall compensate the Lender for all losses and expenses sustained by the Lender as a result of any failure by Borrower to so furnish the original or certified copy of such receipt or such other proof.

(iv) Survival of Obligations. The obligations of Borrower under this Section 2.3(d) shall survive the termination of this Agreement and the repayment and discharge of the Obligations.

(e) Withholding Exemption Certificates. Nothing in this Section 2.3(f) shall be construed to require the Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person. On or before the Closing Date, the Lender agrees that it will deliver to Borrower either (i) a statement that it is a United States person (as defined in Section 7701(a)(30) of the Code); or (ii) if it is not a United States person, a letter in the form of Exhibit D and two (2) duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form, as the case may be, certifying in each case that the Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. The Lender which delivers to Borrower a Form W-8BEN (claiming an exemption under an applicable treaty or a portfolio interest exemption) or W-8ECI pursuant to the preceding sentence further undertakes to deliver to Borrower further copies of the said letter and Form W-8BEN or W-8ECI, or successor applicable forms, or other manner of certification or procedure, as the case may be, on or before the date that any such letter or form expires or becomes obsolete or within a reasonable time after gaining knowledge of the occurrence of any event requiring a change in the most recent letter and forms previously delivered by it to Borrower, and such extensions or renewals thereof as may reasonably be requested by Borrower, certifying in the case of a Form W-8BEN or W-8ECI that the Lender is entitled to receive payments under this Agreement and the other Financing Documents without deduction or withholding of any United States federal income taxes, unless in any such cases a Change of Law has occurred after the Closing Date which renders all such forms inapplicable or which would prevent the Lender from duly completing and delivering any such letter or form with respect to it.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

2.4 Change of Circumstances.

(a) Increased Costs. If, after the date of this Agreement, any Change of Law (other than any Change of Law in respect of Taxes):

(i) shall impose, modify or hold applicable any reserve, special deposit or similar requirement (without duplication of any reserve requirement included within the interest rate through the definition of “Reserve Requirement”) against assets held by, deposits or other liabilities in or for the account of, advances or loans by the Lender; or

(ii) shall impose on the Lender any other condition directly related to the Term Loan or Commitment,

and the effect of any of the foregoing is to increase the cost to the Lender of making, issuing, creating, renewing, participating in or maintaining the Term Loan or Commitment or to reduce any amount receivable by the Lender hereunder or under the Note, if any, then Borrower shall, upon receipt of three (3) Business Days’ advance written demand by the Lender (accompanied by a certificate setting forth the amount of the incurred costs), pay to the Lender additional amounts sufficient to reimburse the Lender for such increased costs or to compensate the Lender for such reduced amounts, to the extent actually incurred by or suffered by the Lender.

(b) Capital Requirements. If the Lender determines in good faith that (i) any Change of Law affects the amount of capital required or expected to be maintained by the Lender or the Lending Office of the Lender (a “Capital Adequacy Requirement”) and (ii) the amount of capital maintained by the Lender or such Lending Office which is attributable to or based upon the Term Loan, the Commitment or this Agreement must be increased as a result of such Capital Adequacy Requirement, Borrower shall pay to the Lender, upon demand of the Lender (accompanied by a certificate setting forth the amount of such incurred costs), such amounts as the Lender shall determine are necessary to compensate the Lender for the increased costs to the Lender of such increased capital.

(c) Notice. The Lender will notify the Lender of any event occurring after the date of this Agreement that will entitle the Lender to compensation pursuant to this Section 2.4, as promptly as is practicable, and the Lender shall promptly notify Borrower of such event; provided that the Lender’s failure to notify the Lender of such assertion shall not relieve Borrower of its obligation under this Section 2.4.

2.5 [Intentionally Omitted]

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

2.6 Alternate Office; Minimization of Costs.

(a) The Lender may designate a Lending Office other than that set forth on Schedule 2 and may assign all of its interests under the Financing Documents, and its Note, to such Lending Office, provided that such designation and assignment do not at the time of such designation and assignment increase the reasonably foreseeable liability of Borrower under Section 2.3(d), Section 2.4(a) or Section 2.4(b).

(b) The Lender shall use commercially reasonable efforts to avoid or minimize any additional costs, taxes, expense or obligation which might otherwise be imposed on Borrower pursuant to Section 2.3(d), Section 2.4(a) or Section 2.4(b) or as a result of the Lender being subject to a Reserve Requirement; provided, however, that such efforts shall not cause the imposition on the Lender of any additional costs or legal or regulatory burdens.

2.7 Security. All Obligations of Borrower under the Financing Documents shall be secured by, and Borrower shall deliver or cause to be delivered to the Lender on the Closing Date the following:

(a) a Borrower Pledge and Security Agreement duly executed by Borrower and the Lender (the “Security Agreement”);

(b) a Member Guarantee, Pledge and Security Agreement duly executed by Member, Borrower and the Lender (the “Member Pledge”);

(c) a Collateral Agency and Depositary Agreement duly executed by the Borrower, the Lender, and Union Bank, N.A., as depositary (the “Collateral Agency and Depositary Agreement”); and

(d) [***] the Guarantee, Pledge and Security Agreement.

2.8 Release of Collateral due to Customer Buy-Out.

(a) If, due to a Customer Buyout, the Borrower indefeasibly pays all of the outstanding Obligations with respect to the applicable Project under Section 2.1(f)(ii), to the extent the Lender confirms that all Obligations of the Borrower allocated to such Project have been repaid in full, any and all Liens on any Collateral arising under and in connection with such Project, granted to the Lender on or prior to the date of such prepayment pursuant to the relevant Security Documents, shall be automatically discharged and terminated in fully, solely to the extent that such Liens and such Collateral relate to such Project.

(b) Once the Collateral relating to a Project is released pursuant to Section 2.8(a), such Project shall not be deemed to be a Project for any purpose under the Operative Documents. Notwithstanding anything in Articles 5 or 6 to the contrary, such released Collateral can be sold, leased, transferred or otherwise disposed of or distributed.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

ARTICLE 3

CONDITIONS PRECEDENT

3.1 Conditions Precedent to the Closing Date. The occurrence of the Closing Date, the effectiveness of this Agreement and the making of the Term Loan by the Lender are subject to the prior satisfaction of each of the following conditions (unless waived in writing by the Lender in its sole discretion):

(a) Delivery to the Lender of the following executed originals of each Financing Document, each of which shall be satisfactory in form and substance to the Lender and shall have been duly authorized, executed and delivered by the parties thereto:

(i) this Agreement;

(ii) the Note;

(iii) the Security Agreement;

(iv) the Member Pledge;

(v) the Collateral Agency and Depositary Agreement

(vi) the SolarCity Indemnity Agreement; and

(vii) any other Financing Document contemplated or required to be effective as of the Closing Date (to the extent such documents are required to be executed as of the Closing Date).

(b) Delivery to the Lender of the following, each of which shall be reasonably satisfactory in form and substance to the Lender and shall have been duly executed and delivered by the party thereto:

(i) a secretary’s certificate, satisfactory in form and substance to the Lender, from Borrower and Member, signed by each of its respective authorized Responsible Officers and dated as of the Closing Date, certifying as to the Organizational Documents of each such party (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), the resolutions of the governing body of each such Party, the good standing, existence or its equivalent of each such party and of the incumbency of the Responsible Officers of each such Party.

(ii) a Closing Certificate of Borrower, dated as of the Closing Date.

(iii) an opinion, dated as of the Closing Date, of Wilson Sonsini Goodrich & Rosati, counsel to Borrower and Member, in a form reasonably acceptable to Lender;

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(c) Delivery to the Lender of copies of the following documents, duly authorized, executed and delivered by the parties thereto:

(i) Sale Documents;

(ii) Maintenance Services Agreement;

(iii) Asset Management Agreement; and

(iv) Accession Agreement.

(d) As of the Closing Date, each representation and warranty set forth in Section 4.1 is true and correct in all respects (unless such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all respects as of such earlier date).

(e) No Default or Event of Default has occurred and is continuing or will result from the making of the Term Loan requested hereunder.

(f) The Accounts shall have been established with the Depositary and Borrower shall have instructed SolarCity, as provider under Maintenance Services Agreement, to direct all Customer Payments and other Revenues directly to the applicable Owner Account.

(g) All Liens contemplated by the Security Documents to be created and perfected in favor of the Lender as of the Closing Date shall have been perfected, recorded and filed in the appropriate jurisdictions.

(h) The Lender shall have received a (A) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of Borrower and Member and each jurisdiction where a filing would need to be made in order to perfect the Lender’s security interest in the Collateral, (B) copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (B) tax lien, judgment and bankruptcy searches in such jurisdictions.

(i) The UCC financing statements relating to the Collateral shall have been duly filed in each office and in each jurisdiction where required in order to create and perfect the first Lien and security interest set forth in the Security Agreement and Borrower shall have properly delivered or caused to be delivered to the Lender all such Collateral that requires perfection of the Lien and security interest described above by possession or control.

(j) All amounts [***] required to be paid to or deposited with the Lender hereunder and under any other separate agreement with such parties, and all taxes, fees and other costs payable in connection with the execution, delivery and filing of the documents and instruments required to be filed as a condition precedent pursuant to this Section 3.1, shall have been paid in full.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(k) The Lender shall have received (i) the most recent unaudited directionally correct pro forma financial statements of Borrower, such financial statements to be in the form and substance satisfactory to the Lender and (ii) the most recent annual (2011) and quarterly (2012) financial statements of each of the Owners.

(l) The Lender shall have received the Financial Model, such Financial Model to be satisfactory to Lender;

(m) The Lender shall have received all such documentation and information requested by the Lender that is necessary for the Lender to identify Borrower in accordance with the requirements of the Patriot Act (including the “know your customer” and similar regulations thereunder).

(n) Borrower shall cause all amounts of the Owners on deposit or credited to any Existing Bank Accounts (other than any amounts which will be required to make the other payments required to be made under this Section 3.1 on the Closing Date) shall have been transferred to the Master Revenue Account established as provided in the Collateral Agency and Depositary Agreement.

(o) Each Project shall be a qualifying small power production facility pursuant to FERC’s regulations at 18 C.F.R. § 292.203(a), with a power production capacity of less than 20 MW and, to the extent required under FERC regulations to preserve such status, the Borrower shall have filed with FERC a notice of self-certification, or obtained from FERC an order granting certification, with respect to such status.

(p) The Lender shall have received a Portfolio Report for the month of December 2012 in form and substance satisfactory to it.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties.

Borrower makes the following representations and warranties to, and in favor of, the Lender as of the Closing Date.

(a) Organization.

(i) Borrower (A) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware; (B) is duly qualified, authorized to do business and in good standing in each other jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary; and (C) has all requisite limited liability company power and authority to own or hold under lease the property it purports to own or hold under lease and to carry on its business as now being conducted and as proposed to be conducted under the Operative Documents to which it is a party.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(ii) Member (A) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware; (B) is duly qualified, authorized to do business and in good standing in each other jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary; (C) has all requisite limited liability company power and authority to own or hold its interest in Borrower and to carry on its business as now being conducted and as proposed to be conducted by it under the Operative Documents in respect of the Projects.

(iii) The only holder of all membership interests in Borrower is the Member and (A) there are no outstanding Equity Rights with respect to Borrower and (B) there are no outstanding obligations of Borrower to repurchase, redeem, or otherwise acquire any membership or other equity interests in Borrower or to make payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market value or equity value of Borrower. Borrower is authorized to issue and has issued only one class of membership interests.

(iv) SolarCity (A) is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware; (B) is duly qualified, authorized to do business and in good standing in each other jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary; (C) has all requisite corporate power and authority to own or hold its interest in Member and to carry on its business as now being conducted and as proposed to be conducted by it under the Operative Documents in respect of the Projects.

(b) Authorization; No Conflict. Each of Borrower and Member has duly authorized, executed and delivered each Operative Document to which it is a party, and neither such entity’s execution and delivery thereof nor the performance thereof (i) will be in conflict with or result in a breach of such entity’s organizational documents; (ii) will materially violate any other Legal Requirement applicable to or binding on Borrower or Member or any of their respective properties; (iii) will result in any breach of or constitute any default under, or result in or require the creation of any Lien (other than Permitted Liens) upon any of the Collateral under, any agreement or instrument to which it is a party or by which it or any of the Collateral may be bound or affected; or (iv) will require the consent or approval of any Person, which has not already been obtained.

(c) Enforceability. Each Operative Document to which any Borrower Entity is a party is a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and subject to general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(d) ERISA. No Borrower Entity sponsors, maintains, administers, contributes to, participates in, or has any obligation to contribute to or any liability under, any ERISA Plan, nor since the date which is six (6) years immediately preceding the Closing Date has any Borrower Entity established, sponsored, maintained, administered, contributed to, participated in, or had any obligation to contribute to or liability under, any ERISA Plan. Each Borrower Entity is in compliance with all applicable provisions of ERISA and the Code and all other laws applicable to ERISA Plans, including the Age Discrimination in Employment Act, the Americans With Disabilities Act and Title VII of the Civil Rights Act. No Borrower Entity has any employees.

(e) Taxes. Each Borrower Entity and Member have filed, or have caused to be filed, all federal, State and local tax returns that it is required to file, has paid or has caused to be paid all taxes it is required to pay to the extent due, provided, however, that any Borrower Entity or Member may contest in good faith any such taxes and, in such event, may permit the taxes so contested to remain unpaid during any period, including appeals, when Borrower or Member, as the case may be, is in good faith contesting the same, so long as, with respect to any such dispute (or aggregate pending disputes) in an amount greater than Two Hundred Fifty Thousand Dollars ($250,000), (a) adequate reserves to the extent required by GAAP have been established to the satisfaction of the Lender; (b) enforcement of the contested tax is effectively stayed for the entire duration of such contest; and (c) any tax determined to be due, together with any interest or penalties thereon, is paid when due after resolution of such contest.

(f) Business. No Borrower Entity has conducted any business other than the acquisition and ownership of the Projects and activities related or incident thereto (including those contemplated by Borrower’s Operative Documents). No Borrower Entity has any outstanding debt or other material liabilities except as contemplated by the Operative Documents and is not a party to or bound by any material contract other than the Operative Documents to which it is a party.

(g) Collateral. The security interests granted to the Lender pursuant to the relevant Security Documents in the Collateral (i) constitute as to personal property included in such Collateral and, with respect to subsequently acquired personal property included in such Collateral, will constitute, a first priority perfected security interest and Lien under each applicable UCC subject to no other Liens except Permitted Liens; and (ii) are, and, with respect to such subsequently acquired property, will be, as to such Collateral perfected under each applicable UCC subject to no other Liens except Permitted Liens.

(h) Private Offering. Assuming that the Lender is acquiring the Note for investment purposes only, and not for purposes of resale or distribution thereof except for assignments or participations as provided in Section 8.11, Section 8.12 and Section 8.13, no registration of the Note under the Securities Act of 1933, as amended, or under the securities laws of the State in which a Project is located is required in connection with the offering, issuance and sale of the Note hereunder. Neither Borrower nor anyone acting on its behalf has taken, any action which would subject the offering, issuance or sale of the Note to Section 5 of the Securities Act of 1933, as amended.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(i) Investment Company, Holding Company Act. None of Borrower Entities nor Member is an “investment company” within the meaning of, or is regulated as an “investment company” under, the Investment Company Act of 1940.

(j) Regulations T, U, X, Etc. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined or used in Regulations T, U or X of the Federal Reserve Board), and no part of the proceeds of the Term Loan will be used by Borrower to “purchase” or “carry” any such “margin stock” as so defined, or to extend credit to others for the purpose of purchasing or carrying any such margin stock or otherwise in violation of Regulations T, U or X of the Federal Reserve Board.

(k) Financial Statements. The financial statements (including the notes thereto) delivered in respect of Borrower pursuant to Section 3.1(k) and Section 5.4 fairly present in all material respects the financial condition of Borrower as of the date thereof, subject to the audit and normal year-end adjustments and the absence of footnote disclosure. Such financial statements have been prepared in accordance with GAAP. No such Person has any direct or contingent material liabilities that are required to be disclosed pursuant to GAAP, except as has been disclosed in such financial statements or otherwise disclosed in writing to the Lender prior to the date hereof. Except as disclosed in the Closing Certificate of the Borrower, there is no evidence of a Material Adverse Effect with respect to any Borrower Entity in such financial statements since the delivery of such financial statements.

(l) Existing Defaults. Borrower has not received or issued any notice of a default of any material term of any Project Document. Borrower is not in default under any material term of any Project Document to which it is a party.

(m) No Default. No Default or Event of Default has occurred and is continuing.

(n) Litigation. Except as set forth on Schedule 4.1(n) hereto, there are no instituted, pending or, to Borrower’s Knowledge, threatened actions, suits, proceedings, or to Borrower’s Knowledge, investigations, of any kind, including actions or proceedings of or before any Governmental Authority, which could reasonably be expected to result in a Material Adverse Effect on any Borrower Entity.

(o) Disclosure. Neither this Agreement nor any Financing Document, nor any certificate furnished to the Lender, by or on behalf of Borrower in connection with the transactions contemplated by this Agreement and the other Financing Documents (such information to be taken as a whole, including, without limitation, updated or supplemented information) contains (or in the case of any certificate delivered on behalf of Borrower, to Borrower’s Knowledge contains) any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not materially misleading under the circumstances in which they were made at the time such statements were made; provided, however, that no representation or warranty is made with respect to projections or other forward-looking statements provided by or on behalf of Borrower.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(p) Tax Status. For United States federal and State income tax purposes, Borrower will be treated as either (i) a partnership or a disregarded entity or (ii) a corporation that is a member (but not the parent corporation) of a group filing consolidated or combined income tax returns. Neither the execution and delivery of the Financing Documents nor the consummation of any of the transactions contemplated by such Financing Documents will affect such status. Borrower has made such elections and taken such other actions, and agrees and warrants that it shall, at all times make such elections and take such other actions, as would permit Borrower to maintain the status as either (i) a partnership or a disregarded entity or (ii) a corporation that is a member (but not the parent corporation) of a group filing consolidated or combined income tax returns for U.S. Federal and State income tax purposes, to the maximum extent permitted by applicable Governmental Rules.

(q) Compliance with Law. Each Borrower Entity has complied in all material respects with all applicable Governmental Rules.

(r) No Other Bank Accounts. Neither Borrower nor any other Borrower Entity has any “account” with a “bank” (within the meaning of Section 4-104(a)(1) and 4-105(1) of the UCC, respectively) other than the Accounts, the Existing Bank Accounts and the Local Account.

(s) Financial Model. Borrower has disclosed to the Lender the Assumptions, and Borrower represents and warrants that the projections for each Project set forth in the Financial Model submitted to the Lender on the Closing Date (i) are based on good faith estimates and commercially reasonable assumptions made by Borrower, and (ii) are consistent, with the historical performance of the Projects (and similar photovoltaic solar projects owned, leased or operated by Borrower or its Affiliates) and the expenses set forth in the Project Documents; provided, however that neither the Financial Model, nor the Assumptions set forth therein are to be viewed as facts and that actual results during the term of the Term Loan may differ from the Financial Model and that the differences may be material.

(t) Anti-Terrorism Laws. None of SolarCity, any Borrower Entity or Member (a) are named on any list of persons, entities, and governments issued by OFAC pursuant to Executive Order 13224 – Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, as in effect on the date hereof, or any similar list issued by OFAC (collectively, the “OFAC Lists”); (b) are persons or entities determined by the Secretary of the Treasury pursuant to Executive Order 13224 to be owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in the OFAC Lists; or (c) to the best of Borrower’s Knowledge, have conducted business with or engaged in any transaction with any person or entity identified in (a) or (b) above.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(u) Permits. All material Applicable Permits necessary for the operation, use and ownership of each Project, and all Permits necessary for the routine maintenance of each Project are either (i) in full force and effect and are not subject to any appeals or further proceedings or to any unsatisfied condition that may allow material modification or revocation or (ii) of a type that would not normally be obtained before such Permit is required. No Borrower Entity is in violation of any Applicable Permit which violation could reasonably be expected to have a Material Adverse Effect on any such Borrower Entity. To the Borrower’s Knowledge, the operator of each Project possesses all material licenses, Permits, franchise, patents, copyrights, trademarks and trade names, or rights thereto necessary to perform its duties under the Operative Documents to which it is a party, and such party is not in material violation of any valid rights of others with respect to any of the foregoing.

(v) Hazardous Substances. To Borrower’s Knowledge there are not (i) any past or existing violations of any Hazardous Substances Law by any Person relating in any way to any Project or (ii) any event, condition or circumstance that could reasonably be expected to form a basis for an Environmental Claim against any Project or any Borrower Entity with respect thereto.

ARTICLE 5

AFFIRMATIVE COVENANTS OF BORROWER

Borrower covenants and agrees that so long as this Agreement is in effect, it shall, unless the Lender (or if so specified, the Lender) waives compliance in writing:

5.1 Use of Proceeds. Use the proceeds of the Term Loan solely (a) acquire Investor’s interests in the Master Tenants pursuant to the Sale Documents, (b) to pay down a portion of the outstanding principal of the Term Loan on the Closing Date and (c) to pay fees [***], costs and expenses as required under this Agreement.

5.2 Insurance. Maintain property insurance and business interruption insurance with respect to the PV Systems in accordance with prudent industry standards.

5.3 Notices. Promptly, upon acquiring notice or giving notice, as the case may be, or obtaining Borrower’s Knowledge thereof, give written notice to the Lender of:

(a) Any litigation, action or proceeding pending or to the Borrower’s Knowledge, threatened against any Borrower Entity or any Project, (i) involving claims against any Borrower Entity which could reasonably be expected to have a Material Adverse Effect, or (ii) instituted for the purpose of revoking, terminating, suspending, withdrawing, modifying or withholding any Applicable Permit which could reasonably be expected to have a Material Adverse Effect on any Borrower Entity;

(b) Any Default or Event of Default shall have occurred and be continuing;

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(c) Any casualty, damage or loss, whether or not insured, through fire, theft, other hazard or casualty, if such casualty, damage or loss affects Borrower or any Project, involving a probable loss in excess of Two Hundred Fifty Thousand Dollars ($250,000);

(d) Any matter which has, or could reasonably be expected to have, a Material Adverse Effect on any Borrower Entity or Member;

(e) Initiation of any condemnation proceedings involving any Project;

(f) With respect to all Projects, notice of any material event of default or termination given or received under any Project Document;

(g) Any claim of force majeure under any Project Documents related to any Project;

(h) Member or any Borrower Entity’s adoption of or participation in any ERISA Plan, or intention to adopt or participate in any ERISA Plan;

(i) Any (i) fact, circumstance, condition or occurrence at, on, or arising from, any site for a Project, that results in material noncompliance with any Hazardous Substances Law, or any Release of Hazardous Substances on or from any such Project site, that has resulted in or could reasonably be expected to result in a Material Adverse Effect on any Borrower Entity, and (ii) pending or, to Borrower’s Knowledge, threatened material Environmental Claim against Borrower or arising in connection with occupying or conducting operations on or at any Project which could reasonably be expected to have a Material Adverse Effect on any Borrower Entity.

(j) Any judgment affecting any Borrower Entity in excess of $250,000;

(k) Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Borrower or compliance with the terms of this Agreement and the other Operative Documents that in each case is necessary to administer the Term Loan as the Lender may reasonably request.

5.4 Financial Statements.

(a) Deliver to the Lender:

(i) As soon as available but no later than thirty (30) days after the close of each calendar month, a Portfolio Report.

(ii) As soon as available but no later than forty-five (45) days after the close of each quarterly period of its fiscal year, quarterly (and year-to-date) unaudited consolidated financial statements of Borrower as of the end of such period, including a balance sheet and the related statement of income, stockholders’ or member’s equity and cash flows, in each case setting forth comparative figures for the previous dates and periods, to the extent available;

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(iii) As soon as available but no later than one hundred and twenty (120) days after the close of each applicable fiscal year, (A) unqualified audited consolidated financial statements of Borrower and (B) consolidating financial statements of Borrower as of the end of such fiscal year including a balance sheet and the related statement of income, stockholders’ or members’ equity and cash flows, in each case setting forth comparative figures for the previous fiscal year, to the extent available; all prepared in accordance with GAAP and, in the case of Section 5.4(a)(ii)(A), certified by Novogradac & Company LLP. Such certificate shall not be qualified, or limited, because of restricted or limited examination by such accountant of any material portion of the records of the applicable Person; and

(iv) Each time the financial statements described in clauses (ii) and (iii) above are delivered under this Section 5.4, a certificate signed by an authorized Responsible Officer of the Borrower shall be delivered along with such financial statements, certifying that such Responsible Officer has made or caused to be made a review of the transactions and financial condition of the Borrower during the relevant fiscal period and that, to the knowledge of such Responsible Officer, no Default or Event of Default exists or if any such event or condition existed or exists, the nature thereof and the corrective actions that Borrower has taken or proposes to take with respect thereto.

5.5 Reports.

(a) Deliver to the Lender copies of any documents and reports furnished to any Borrower Entity by a Governmental Authority or by any counterparty to a Project Document for a Project, or furnished by any Borrower Entity to a Governmental Authority or such counterparty, in any case if the same could be reasonably expected to be material to Borrower or the Projects.

(b) Subject to Section 6.11, promptly after the execution and delivery thereof, Borrower shall furnish the Lender with copies of all amendments, supplements or modifications of any Project Documents.

5.6 Existence, Conduct of Business. Except as otherwise expressly permitted under this Agreement, (a) maintain and preserve its existence as a Delaware limited liability company, and all material rights, privileges and franchises necessary or desirable in the normal conduct of their respective businesses; (b) perform, and cause all other Borrower Entities to perform, all of the such Person’s material contractual obligations under the Operative Documents and all other material agreements and contracts by which it is bound, maintain all Applicable Permits, which are necessary to conduct its business and to own, insure, operate and maintain its interest in the Projects in the manner contemplated by the Operative Documents; and (c) engage only in the business contemplated by the Operative Documents to which it is a party.

5.7 Books, Records, Access. Maintain books, accounts and records with respect to Borrower in accordance with GAAP and in material compliance with the regulations of any Governmental Authority having jurisdiction thereof, and permit employees, consultants, advisers or agents of Lender during normal business hours and at any hour if any Event of Default has occurred and is continuing and upon reasonable prior notice to Borrower to inspect all of Borrower’s properties to examine or audit all of Borrower’s books, accounts and records and make copies and memoranda thereof.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

5.8 Preservation of Rights; Further Assurances.

(a) Preserve, protect and defend the material rights of each of the Borrower Entities under each and every Project Document related to any Project, including (where it is in the best interest of such Project in the judgment of Borrower) prosecution of suits to enforce any right of Borrower thereunder and enforcement of any claims with respect thereto.

(b) From time to time as reasonably requested by the Lender, execute, acknowledge, record, register, deliver and/or file all such notices, statements, instruments and other documents (including any financing statement, continuation statement, certificate of title or estoppel certificate) relating to the Term Loan and other Obligations of Borrower hereunder stating the interest and charges then due, and take such other steps as may be necessary or advisable to render fully valid and enforceable under all applicable laws the rights, Liens and priorities of the Lender with respect to the Collateral, in each case in such form and at such times as shall be reasonably satisfactory to the Lender.

5.9 Taxes and Other Government Charges. Pay, or cause to be paid, as and when due and prior to delinquency, all taxes, assessments and governmental charges of any kind that may at any time be lawfully assessed or levied against or with respect to any Borrower Entity. However, Borrower may contest in good faith any such taxes, assessments and other charges and, in such event, may permit the taxes, assessments or other charges so contested to remain unpaid during any period, including appeals, when Borrower is in good faith contesting the same, so long as, with respect to any such dispute (or aggregate pending disputes) in an amount greater than Two Hundred Fifty Thousand Dollars ($250,000), (a) adequate reserves to the extent required by GAAP have been established to the satisfaction of the Lender; (b) enforcement of the contested tax, assessment or other charge is effectively stayed for the entire duration of such contest; and (c) any tax, assessment or other charge determined to be due, together with any interest or penalties thereon, is paid when due after resolution of such contest.

5.10 Compliance With Laws, Instruments, Etc. Comply, or cause compliance, in all material respects, with all Legal Requirements applicable to any Borrower Entity; provided that Borrower may contest by appropriate proceedings conducted in good faith the validity or application of any such Legal Requirements, so long as neither Lender nor any Borrower Entity shall be subject to any criminal liability.

5.11 Permits. Maintain all Applicable Permits necessary for the operation of each Project. If an Applicable Permit is revoked or cancelled by the issuing agency or other Governmental Authority having jurisdiction and such revocation or cancellation could be reasonably like to result in a Material Adverse Effect on any Borrower Entity, replace such Applicable Permit with an analogous Applicable Permit within forty-five (45) days after such revocation or termination.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

5.12 Indemnification.

(a) Without duplication of Borrower’s obligations under Section 2.3(d) or Section 2.4 (and excluding any items or events specifically excluded from Borrower’s obligations thereunder), and subject to Section 5.12(b), Borrower shall indemnify, defend and hold harmless the Lender and its respective officers, directors, shareholders, controlling persons, employees, agents and servants (collectively, the “Indemnitees”) from and against and reimburse the Indemnitees for:

(i) any and all claims, obligations, liabilities, losses, damages, injuries (to person, property, or natural resources), actions, suits, judgments, costs and expenses (including reasonable attorney’s fees) of whatever kind or nature, demanded, asserted or claimed against any such Indemnitee by any third party in any way relating to, or arising out of or in connection with this Agreement and the other Financing Documents (collectively, “Claims”); and

(ii) any and all Claims asserted against any Indemnitee and arising in connection with the release or presence of any Hazardous Substances at any site of a Project, whether foreseeable or unforeseeable, including all costs of removal and disposal of such Hazardous Substances, all reasonable costs required by Governmental Authorities or under any Governmental Rule to be incurred in (A) determining whether such Projects are in compliance; and (B) causing such Projects to be in compliance, with all applicable Legal Requirements, all reasonable costs associated with claims for damages to persons or property, and reasonable attorneys’ and consultants’ fees and court costs, but excluding any such Claims arising after foreclosure by the Lender under the Financing Documents or attributable to acts or omissions of Lender or their agents thereafter.

(b) The foregoing indemnities shall not apply with respect to a Indemnitee, to the extent arising as a result of the gross negligence or willful misconduct of such as determined by a final non appealable judgment of a court of competent jurisdiction.

(c) The provisions of this Section 5.12 shall survive foreclosure under the Security Documents and the indefeasible satisfaction or discharge of Borrower’s obligations (including the Obligations) hereunder, and shall be in addition to any other rights and remedies of the Lender.

(d) In case any action, suit or proceeding subject to the indemnity of this Section 5.12 shall be brought against any Indemnitee, such Indemnitee shall notify Borrower of the commencement thereof, and Borrower shall be entitled, at its expense, acting through counsel reasonably acceptable to such Indemnitee, to participate in, and, to the extent that Borrower desires, to assume and control the defense thereof. Such Indemnitee shall be entitled, at its expense, to participate in any action, suit or proceeding the defense of which has been assumed by Borrower. Notwithstanding the foregoing, Borrower shall not be entitled to assume and control the defenses of any such action, suit or proceedings if and to the extent that, in the reasonable opinion of such Indemnitee and its counsel, such action, suit or proceeding involves the potential imposition of criminal liability upon such Indemnitee or a potential or actual conflict of interest between such Indemnitee and Borrower, and in such event (other than with respect to disputes between such Indemnitee and another Indemnitee) Borrower shall pay the reasonable expenses of such Indemnitee in such defense; provided that Borrower shall not be required to pay any such expenses of more than one (1) counsel designated by the Indemnitee.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(e) Borrower shall deliver to such Indemnitee a copy of each material document in Borrower’s possession or which Borrower is entitled to receive filed or served on any party in such action, suit or proceeding, and each material document which Borrower possesses relating to such action, suit or proceeding.

(f) Upon indefeasible payment of any Claim by Borrower pursuant to this Section 5.12, Borrower, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto, and such Indemnitee shall cooperate with Borrower and give such further assurances as are necessary or advisable to enable Borrower vigorously to pursue such claims.

(g) Any amounts payable by Borrower pursuant to this Section 5.12 shall be payable on the date such amount is required to be paid by the applicable Indemnitee and in no event later than thirty (30) days after Borrower receives an invoice for such amounts from any applicable Indemnitee. If such amounts are not paid within such thirty (30) day period, then such amounts shall bear interest at the Default Rate.

5.13 Accounts. Borrower shall with respect to any Project, cause all Customer Payments, and all other Revenues to be deposited directly to the applicable Accounts. No Borrower Entity shall open or maintain any accounts other than the Accounts and the Local Account, except as permitted under Section 3.1(a) of the Collateral Agency and Depositary Agreement with respect to the Existing Bank Accounts, which accounts shall be closed immediately following the thirty (30) day period referenced therein. The aggregate balance in the Local Account shall not exceed $3000 and the amounts on deposit therein shall be used exclusively to refund amounts due to Host Customers under the Customer Agreements in accordance with the Collateral Agency and Depositary Agreement.

5.14 Compliance with Anti Terrorism Laws.

(a) Borrower hereby covenants and agrees that it will not conduct, and will not permit any Member or any other Borrower Entity to conduct, business with or engage in any transaction with any person or entity named on any of the OFAC Lists or any persons or entities determined and publicly announced by the Secretary of the Treasury pursuant to Executive Order 13224 to be owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in the OFAC Lists; provided that Borrower shall not have any liability under this provision arising out of the transactions with the Lender or its agents contemplated by this Agreement. Borrower hereby covenants and agrees that it will comply at all times with the requirements of all Anti-Terrorism Laws.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(b) Borrower hereby covenants and agrees that if it Borrower obtains Borrower’s Knowledge or receives any written notice that Borrower, Member or any Affiliate thereof, is named on any of the OFAC Lists (such occurrence, an “OFAC Violation”), the Borrower will immediately (i) give written notice to the Lender of such OFAC Violation, and (ii) comply with all applicable Governmental Rules with respect to such OFAC Violation (regardless of whether the party included on any of the OFAC Lists is located within the jurisdiction of the United States of America), including, without limitation, the Anti-Terrorism Laws, and Borrower hereby authorizes and consents to the Lender taking any and all steps Lender deems necessary, in its sole discretion, to comply with all applicable Governmental Rules with respect to any such OFAC Violation, including, without limitation, the requirements of the Anti-Terrorism Laws (including the “freezing” and/or “blocking” of assets).

5.15 Separateness Provisions. Borrower shall comply, and shall cause the Borrower Entities and Member to comply with the provisions set forth on Schedule 5.15.

5.16 Backup Servicer. Borrower shall enter into an Accession Agreement no later than February 8, 2013.

5.17 Interest Rate Cap. Borrower shall enter into the Interest Rate Cap no later than February 28, 2013.

5.18 [***]. [***].

5.19 [***]. [***].

ARTICLE 6

NEGATIVE COVENANTS OF BORROWER

Borrower covenants and agrees that, so long as this Agreement is in effect, it shall not, and shall not permit any other Borrower Entity to, without the prior written consent of the Lender:

6.1 Contingent Liabilities. Become liable as a surety, guarantor, accommodation endorser or otherwise, for or upon the obligation of any other Person, provided, however, that this Section 6.1 shall not be deemed to prohibit (a) the acquisition of goods, supplies or merchandise in the normal course of business on normal trade credit; or (b) the endorsement of negotiable instruments received in the normal course of its business.

6.2 Limitations on Liens. (a) Create or assume any Lien on any Collateral, whether now owned or hereafter acquired, except for Permitted Liens or (b) suffer to exist any Lien on any of its property, whether now owned or hereafter acquired, except for Permitted Liens.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

6.3 Indebtedness. Incur, create, assume or permit to exist any Debt except for the Term Loan and the other Obligations under the Financing Documents.

6.4 Sale or Lease of Assets. Sell, lease, assign, transfer or otherwise dispose of assets, whether now owned or hereafter acquired (a) except in the ordinary course of its business or as contemplated by the Operative Documents and Customer Agreements (and provided any sale proceeds received pursuant to a Customer Buyout are used to prepay the Term Loan in accordance with Section 2.1(f)(ii)), and (b) except for obsolete, worn out or replaced property not used or useful in its business or any Project which has been released from the Collateral pursuant to Section 2.8 hereof.

6.5 Changes. Change the nature of its business or expand its respective business beyond the business contemplated in the Operative Documents.

6.6 Distributions. Directly or indirectly, make or declare any dividend or other distribution (in cash, property or obligation) on, or other payment on account of, any interest in Borrower or any payment of principal or interest in respect of the Term Loan or Debt to a Person.

6.7 Investments. Make or permit to remain outstanding any advances or loans or extensions of credit to, or purchase, redeem or own any stock, bonds, notes, debentures or other securities, other ownership interests or Equity Rights of any Person, except for investments in the Projects as contemplated in the Project Documents, Permitted Investments and as otherwise contemplated by the Operative Documents.

6.8 Regulations. Apply any part of the proceeds of the Term Loan or Revenues or any other amounts received by the Borrower as a result of owning a Project to the purchasing or carrying of any margin stock within the meaning of Regulations T, U or X of the Federal Reserve Board, or any regulations, interpretations or rulings thereunder.

6.9 Revenues. Use, pay, transfer, distribute or dispose of any Revenues, except as contemplated by the Financing Documents.

6.10 Dissolution. Liquidate or dissolve, or sell or lease or otherwise transfer or dispose of, all or any substantial part of its respective property, assets or business, or combine, merge or consolidate with or into any other entity other than a Borrower Entity; provided, however, that each Borrower Entity may sell, or otherwise dispose of assets as permitted by Section 6.4.

6.11 Amendments. Borrower shall not (i) terminate or cancel, (ii) agree to any increase in expenses under, or (iii) waive any default under, or material breach of, or the performance of a material obligation by any other Person under any Project Document without first obtaining the prior written consent of the Lender.

6.12 Name and Location; Fiscal Year. Change its name, its principal place of business, or its fiscal year without providing the Lender at least thirty (30) days written notice.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

6.13 Assignment. Assign its rights hereunder or under any of the Financing Documents or any other Project Document for a Project to any Person, except to the extent such rights have been released from the Collateral pursuant to Section 2.8 hereof or in respect of a Permitted Lien.

6.14 Transfer of Interest. [***] cause, make, suffer, permit or consent to any creation, sale, assignment or transfer of any ownership interest or other interest in any Borrower Entity.

6.15 Transfer of Customer Agreements. Cause, make, suffer, permit or consent to any sale, assignment or transfer of and Customer Agreement to any counterparty which does not satisfy the Minimum Credit Requirements; provided, however, in the case of the transfer of a Customer Agreement due to the death or the divorce of such Host Customer, there is no Minimum Credit Requirement.

ARTICLE 7

EVENTS OF DEFAULT; REMEDIES

7.1 Borrower Events of Default. The occurrence of any of the following events shall constitute an event of default (individually, an “Event of Default,” and collectively, the “Events of Default”) hereunder:

(a) Failure to Make Payments. Borrower shall fail to pay, in accordance with the terms of this Agreement, (i) any payments of principal required under Section 2.1(c) or mandatory prepayments payable under Section 2.1(g)(ii), with respect to the Term Loan, in each case within two (2) Business Days after the date that such sum is due, or (ii) any interest on the Term Loan, or any other fee, cost, charge or other sum due under this Agreement, within three (3) days after the date that such sum is due.

(b) Judgments. A final judgment or judgments for the payment of money (if such payments are not covered by insurance or by a surety bond satisfactory to the Lender) shall be entered against any Borrower Entity in the aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000) or more (other than (i) a judgment which is discharged within thirty (30) days after its entry, or (ii) a judgment, the execution of which is effectively stayed within thirty (30) days after its entry but only for thirty (30) days after the date on which such stay is terminated or expires) or which could be reasonably expected to result in a Material Adverse Effect on the Borrower; provided, however, that any such judgment or order shall not be (and shall not constitute part of) an Event of Default under this Section 7.1 if and for so long as (i) within thirty (30) days of the judgment being entered, the amount of such judgment order is covered by a valid and binding policy of insurance or by a surety bond between the defendant and the insurer covering payment thereof and (ii) such insurer or surety has been notified of, and has accepted the claim made for payment of, the amount of such judgment or order.

(c) Misstatements. Any (i) representation or warranty made by any Borrower Entity, SolarCity or Member in the Financing Documents, any amendment or modification thereof or waiver thereto, or any financial statement furnished pursuant thereto or (ii) certificate made or prepared by, under the control of or on behalf of Borrower and furnished to the Lender pursuant to this Agreement or any other Financing Document, in each such case, shall contain an untrue or misleading statement of a material fact as of the date such statement was made or certificate was so dated, as applicable, and Borrower knew such statement to be untrue or misleading.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(d) Bankruptcy; Insolvency. Any Borrower Entity shall become subject to a Bankruptcy Event.

(e) Breach of Financing Documents.

(i) Borrower shall fail to perform or observe any of the covenants set forth in Section 5.18, Section 5.19 or Article 6 hereof.

(ii) Any Borrower Entity or Member shall fail to perform or observe any other covenant to be performed or observed by it hereunder or under any Financing Document and not otherwise specifically provided for elsewhere in this Section 7.1(e), and such failure shall continue unremedied for a period of thirty (30) days.

(f) Security. Any of the Security Documents, once executed and delivered, shall, except as the result solely of the acts or omissions of the Lender or a Change of Law, fail to provide the Lender a first priority perfected security interest (subject only to Permitted Liens) in the Collateral, security interest, rights, titles, interest, remedies, powers or privileges intended to be created thereby or cease to be in full force and effect, or the validity thereof or the applicability thereof to the Term Loan, the Note, or any other obligations purported to be secured or guaranteed thereby or any part thereof shall be disaffirmed by or on behalf of any Borrower Entity, Member or any other party thereto or there shall occur a default or event of default (however defined) under any of the Security Documents.

(g) Change of Control. Any Borrower Entity or Member shall transfer all or a portion of equity interest in any of its or their respective Subsidiaries [***].

7.2 Remedies. Upon the occurrence and during the continuation of an Event of Default, the Lender may, and at its election shall, exercise any or all of the following rights and remedies (without further notice of default, presentment or demand for payment, protest or notice of non-payment or dishonor, or other notices or demands of any kind, all such notices and demands being waived), in any combination or order that the Lender may elect, in addition to such other rights or remedies as the Lender may have hereunder, under the Security Documents or at law or in equity:

(a) Cure by Lender. Without any obligation to do so, make disbursements to or on behalf of Borrower to cure any Event of Default hereunder and to cure any default and render any performance required of Borrower under any Project Documents as the Lender in its sole discretion may consider necessary or appropriate, whether to preserve and protect the Collateral or the Lender’ interests therein or for any other reason, and all sums so expended, together with interest on such total amount at the Default Rate (but in no event shall the rate exceed the maximum lawful rate), shall be repaid by Borrower to the Lender on demand and shall be secured by the Financing Documents, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the amount of the Commitment.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

(b) Acceleration. Declare and make all sums of accrued and outstanding principal and accrued but unpaid interest remaining under this Agreement together with all unpaid fees, costs, charges and amounts due hereunder or under any other Financing Document, immediately due and payable, provided that in the event of an Event of Default occurring under Section 7.1(d), all such amounts shall become immediately due and payable without further act of the Lender or any other Person.

(c) Cash Collateral. Apply or execute upon any amounts on deposit in any Account or any other moneys of any Borrower Entity on deposit with the Lender in the manner provided in the Collateral Agency and Depositary Agreement and the UCC and other relevant statutes and decisions and interpretations thereunder with respect to cash collateral.

(d) Foreclosure with respect to Collateral. Initiate foreclosure proceedings with respect the Collateral, in the manner provided in the Security Documents, the UCC and other relevant statutes and decisions and interpretations thereunder with respect to such Collateral.

ARTICLE 8

MISCELLANEOUS

8.1 Addresses. Any communications between the parties hereto or notices provided herein to be given may be given to the following addresses:

To Borrower:

City UB Solar, LLC

c/o SolarCity Corporation

3055 Clearview Way

San Mateo, CA 94402

Attention: General Counsel

Telephone: 650-638-1028

Fax No.: 650-638-1029

Email: legal@solarcity.com

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

To the Lender:

Union Bank, N.A.

445 S. Figueroa St., 15th Floor

Los Angeles, CA 90071

Attn: Portfolio Manager

Phone No.: 213-236-6444

Fax No.: 213-236-6460

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered as properly given (a) if delivered in person; (b) if sent by a nationally recognized overnight delivery service; (c) in the event overnight delivery services are not readily available, if mailed by first class mail, postage prepaid, registered or certified with return receipt requested; or (d) if sent by electronic mail with a confirmation of receipt. Notice so given shall be effective upon receipt by the addressee, except that communication or notice so transmitted by electronic mail or other direct written electronic means shall be deemed to have been validly and effectively given on the day (if a Business Day and, if not, on the next following Business Day) on which it is transmitted if transmitted before 4 p.m., recipient’s time, and if transmitted after that time, on the next following Business Day. Any party shall have the right to change its address for notice hereunder to any other location by giving of thirty (30) days’ written notice to the other parties in the manner set forth hereinabove.

8.2 Additional Security; Right to Set-Off. Any deposits or other sums at any time credited or due from Lender and any sums, securities or other property of Borrower in the possession of the Lender may at all times be treated as collateral security for the payment of the Term Loan and the Note and all other obligations of Borrower to the Lender under this Agreement and the other Financing Documents, and Borrower hereby pledges to the Lender for the benefit of the Lender and grants the Lender a security interest and Lien in and to all such deposits, sums, securities or other property. Regardless of the adequacy of any other collateral, the Lender and only the Lender, may execute or realize on the Lender’ security interest in any such deposits or other sums credited by or due from the Lender to Borrower, and may apply any such deposits or other sums to or set them off against Borrower’s obligations to Lender under the Note and this Agreement at any time after the occurrence and during the continuance of any Event of Default.

8.3 Delay and Waiver. No delay or omission to exercise any right, power or remedy accruing to the Lender upon the occurrence of any Event of Default or any breach or default of Borrower under any other Financing Document shall impair any such right, power or remedy of the Lender, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single Event of Default or other breach or default be deemed a waiver of any other Event of Default or other breach or default theretofore or thereafter occurring. Any waiver, indulgence, permit, consent or approval of any kind or character on the part of the Lender of any Event of Default or other breach or default under this Agreement or any other Financing Document, or any waiver on the part of the Lender of any provision or condition of this Agreement or any other Financing Document, must be in a writing expressly referencing this Agreement and shall be effective only to the extent in such writing specifically set forth. All remedies, either under this Agreement or any other Financing Document or by law or otherwise afforded to the Lender, shall be cumulative and not exclusive.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

8.4 Costs, Expenses and Attorneys’ Fees. Borrower shall, upon the execution of this Agreement and the making of the Term Loan, pay to the Lender all of its reasonable costs and expenses incurred in connection with the preparation, negotiation, closing and costs of administering this Agreement and the other Financing Documents contemplated hereby, including the reasonable fees, expenses and disbursements of Sidley Austin LLP and other attorneys retained by the Lender in connection with conducting due diligence with respect to the Projects and Borrower, the preparation of the Financing Documents and any amendments hereof or thereof, or the negotiation, closing and administration of this Agreement and the other Financing Documents after the Closing Date, and the reasonable fees, expenses and disbursements of any engineering, insurance or other consultants to the Lender incurred in connection with this Agreement, Financing Documents or the Term Loan or Commitment including any reasonable fees, expense and disbursements related to conducting due diligence with respect to the Projects and the Borrower, and the reasonable travel, out-of-pocket, telecommunication, filing and recording, due diligence, computer, duplication, messenger, printing, appraisal, audit and tombstone costs and expenses incurred by the Lender and its attorneys and consultants; provided, however, Borrower shall not be responsible for and shall not reimburse for such fees which in the aggregate are in excess of $70,000. Borrower shall reimburse the Lender for all costs and expenses, including all attorneys’ fees, expended or incurred by the Lender in enforcing this Agreement or the other Financing Documents in connection with an Event of Default, in actions for declaratory relief in any way related to this Agreement, in collecting any sum which becomes due the Lender on the Note or under the Financing Documents.

8.5 Entire Agreement. This Agreement and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Agreement and any such agreement, document or instrument, the terms, conditions and provisions of this Agreement shall prevail. This Agreement and the other Financing Documents may only be amended or modified by an instrument in writing signed by Borrower, the Lender and any other parties to be charged and in accordance with the terms of this Agreement.

8.6 Governing Law. THIS AGREEMENT, AND ANY INSTRUMENT OR AGREEMENT REQUIRED HEREUNDER (TO THE EXTENT NOT EXPRESSLY PROVIDED FOR THEREIN), SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE AND WITHOUT REFERENCE TO CONFLICTS OF LAWS.

8.7 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties hereto shall enter into good faith negotiations to replace the invalid, illegal or unenforceable provision.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

8.8 Headings. Paragraph headings and a table of contents have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

8.9 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and practices consistent with those applied in the preparation of the financial statements submitted by Borrower to the Lender, and (unless otherwise indicated) all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles and practices.

8.10 Additional Financing. The parties hereto acknowledge that the Lender has made no agreement or commitment to provide any financing except as set forth herein.

8.11 No Partnership, Etc. The Lender and Borrower intend that the relationship between them shall be solely that of creditor and debtor. Nothing contained in this Agreement, the Note or in any of the other Financing Documents shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by or between or among the Lender and Borrower or any other Person. The Lender shall not be in any way responsible or liable for the debts, losses, obligations or duties of Borrower or any other Person with respect to the Projects or otherwise. All obligations to pay real property or other taxes, assessments, insurance premiums, and all other fees and charges arising from the ownership, operation or occupancy of the Projects and to perform all obligations under other agreements and contracts relating to the Projects shall be the sole responsibility of Borrower.

8.12 Limitation on Liability. NO CLAIM SHALL BE MADE BY ANY PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS AGAINST ANY OTHER PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (WHETHER OR NOT THE CLAIM THEREFOR IS BASED ON CONTRACT, TORT, DUTY IMPOSED BY LAW OR OTHERWISE), IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS OR ANY ACT OR OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; AND EACH PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

8.13 Waiver of Jury Trial. THE LENDER AND BORROWER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF ANY AGENT, THE LENDER OR BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER TO ENTER INTO THIS AGREEMENT.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

8.14 Consent to Jurisdiction. The Lender and Borrower agree that any legal action or proceeding by or against Borrower or with respect to or arising out of this Agreement, the Note or any other Financing Document may be brought in or removed to the state or federal district courts of the State of New York, as the Lender may elect. By execution and delivery of the Agreement, the Lender and Borrower accept, for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Lender and Borrower irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified airmail, postage prepaid, to the Lender or Borrower, as the case may be, at their respective addresses for notices as specified herein and that such service shall be effective five (5) Business Days after such mailing. Nothing herein shall affect the right to serve process in any other manner permitted by law or the right of the Lender to bring legal action or proceedings in any other competent jurisdiction, including judicial or non-judicial foreclosure of any deed of trust. The Lender and Borrower further agree that the aforesaid courts of the State of New York and of the United States of America shall have exclusive jurisdiction with respect to any claim or counterclaim of Borrower based upon the assertion that the rate of interest charged by the Lender on or under this Agreement, the Term Loan and/or the other Financing Documents is usurious. The Lender and Borrower hereby waive any right to stay or dismiss any action or proceeding under or in connection with any or all of the Projects, this Agreement or any other Financing Document brought before the foregoing courts on the basis of forum non conveniens.

8.15 Usury. Nothing contained in this Agreement or the Note shall be deemed to require the payment of interest or other charges by Borrower or any other Person in excess of the amount which the holders of the Note may lawfully charge under any applicable usury laws. In the event that the holders of the Note shall collect moneys which are deemed to constitute interest which would increase the effective interest rate to a rate in excess of that permitted to be charged by applicable law, all such sums deemed to constitute interest in excess of the legal rate shall, upon such determination, at the option of the holder of the Note, be returned to Borrower or credited against the principal balance of the Note then outstanding.

8.16 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of the Lender. Lender may assign or participate its rights in, to and under this Agreement (a) at any time to any of its Affiliates, without the consent of the Borrower, (b) to any other Person with the prior written consent of the Borrower (such consent not to be unreasonably withheld), unless an Event of Default has occurred and is continuing, in which case Borrower’s consent is not required.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

8.17 Patriot Act Compliance. The Lender hereby notifies Borrower that, pursuant to the requirements of the Patriot Act, it shall be required to obtain, verify and record information that identifies Borrower, which information includes the names and addresses and other information that will allow it to identify Borrower in accordance with the requirements of the Patriot Act. Borrower shall promptly deliver information described in the immediately preceding sentence when requested by the Lender in writing pursuant to the requirements of the Patriot Act.

8.18 Counterparts. This Agreement may be executed in one or more duplicate counterparts and by facsimile or other electronic transmission and when signed by all of the parties listed below shall constitute a single binding agreement.

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[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties have caused this Loan Agreement to be duly executed by their officers thereunto duly authorized as of the day and year first above written.

CITY UB SOLAR, LLC, a Delaware limited liability company, as Borrower

By:	/s/ Peter Rive
Name: Peter Rive
Title: Chief Operating Officer

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

UNION BANK, N.A., a national banking association, as Lender

By:	/s/ Rita H. Dailey
Name: Rita H. Dailey
Title: SVP

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.